UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 11, 2017

RW Holdings NNN REIT, Inc.

(Exact name of registrant as specified in its charter)

Maryland	000-55776	47-4156046

(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

3080 Bristol Street, Suite 550
Costa Mesa, California	92626

(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (855) 742-4862

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.	Entry into a Material Definitive Agreement.

On August 25, 2017, RW Holdings NNN REIT, Inc. (the “Company”), through a wholly-owned subsidiary of its operating partnership (the “Buyer”), entered into a purchase and sale agreement (the “Agreement”) with San Tomas Income Partners LLC (the “Seller”) to acquire real estate property consisting of three industrial and office buildings located on two parcels of land with an aggregate net rentable space of approximately 91,740 square feet in Santa Clara, California (the “Santa Clara Property”). The Buyer made a deposit of $1.0 million (the “Deposit”) in connection with its entry into the Agreement. On September 11, 2017, the Buyer’s limited option to terminate the Agreement and recoup the Deposit pursuant to its right of inspection expired. The Buyer expects to own an approximate 72.7% tenant in common interest in the Santa Clara Property. The remaining 27.3% interest is expected to be owned by two special purpose limited liability companies that are controlled by a board member of the Company’s sponsor.

The contractual purchase price of the Santa Clara Property is $29 million less certain closing costs. The Company intends to fund its pro rata share of the purchase of the Santa Clara Property with proceeds from its ongoing initial public offering and a mortgage loan of approximately $14.5 million from an unaffiliated lender.

The Seller is not affiliated with the Company or its affiliates. Completion of the acquisition of the Santa Clara Property is subject to customary closing conditions and is expected to occur before the end of September 2017.

The buildings in the Santa Clara Property are leased to an unaffiliated tenant pursuant to two separate lease agreements. Both lease agreements have lease terms that expire on March 16, 2026.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RW HOLDINGS NNN REIT, INC. (Registrant)

By:	/s/ Jean Ho
	Name:	Jean Ho
	Title:	Chief Financial Officer

Date: September 15, 2017